Exhibit 21.01

LIST OF SUBSIDIARIES

3PAR Limited – United Kingdom

3PAR Government Systems Inc.

3PAR Ltd. – Japan

3PAR GmbH – Germany

3PAR Singapore Pte. Limited (Singapore)

3PAR Data Systems Private Ltd. – India

3PAR Pty. Ltd. – Australia

3 PAR Hong Kong Ltd.